Exhibit 10.1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is between RealD Inc., a Delaware corporation (the “Company”), and Joseph Peixoto (“Executive”) (together, the “Parties”), This Agreement is being provided to Executive on October 21, 2013, and shall be effective only if it has been executed by each of the Parties and the revocation period has expired without revocation as set forth in Section 7 below (the “Effective Date”).

WHEREAS, Executive is an employee of the Company and has served as its President, Worldwide Cinemas, pursuant to an employment agreement with the Company with an effective date of May 25, 2010 (the “Employment Agreement”) attached hereto as Exhibit 1; and

WHEREAS, the Company and Executive mutually agree that they desire that (i) Executive’s employment with the Company will terminate no later than the close of business on March 31, 2014 and such termination may be treated as a Qualifying Termination as provided under this Agreement, and (ii) Executive will release the Company and its affiliates from any and all claims as of the Effective Date and also as of the Termination Date (as defined herein).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.                                      Transition.  From the Effective Date through the Termination Date, Executive shall only be terminated for Cause (as defined in the Employment Agreement). The “Termination Date” means the earliest to occur of: (a) March 31, 2014, (b) the date of Executive’s death, (c) the date that Executive resigns his employment without Good Reason (as defined in the Employment Agreement) or (d) the date that the Company terminates Executive’s employment for Cause. Termination under either clauses (c) or (d) will not constitute a Qualifying Termination for purposes of this Agreement and will mean that the Executive is not eligible for any of the separation benefits under Section 4 of this Agreement. In such case, Executive shall be eligible to receive his Accrued Obligations (as defined in the Employment Agreement) up through and upon the Termination Date.

2.                                      Qualifying Termination of Employment.  Executive and the Company acknowledge and agree that Executive’s employment with the Company will terminate in all cases as of the close of business on the Termination Date and that such termination will be treated as a Qualifying Termination by the Company, except as provided for terminations under clauses (c) and (d) of Section 1. As of the Termination Date, it is mutually agreed that Executive is no longer an employee or officer of the Company and no longer holds any positions or offices with the Company.

3.                                      Separation Benefits.  In consideration for Executive’s general release of all claims set forth below and Executive’s other obligations under this Agreement and in satisfaction of all of the Company’s obligations to Executive, and further provided that: (i) this Agreement is signed by Executive and delivered to the Company on or before December 5, 2013, (ii) this Agreement is not revoked by Executive under Section 7 below and therefore becomes effective on or before December 13, 2013, (iii) Executive remains in continuing material compliance with all of the terms of this Agreement, (iv) the termination of Executive’s employment with the Company is treated as a Qualifying Termination by the Company, and (v) on or within 60 days after the Termination Date, Executive (or his estate, if applicable) timely re-executes a second general release of claims (in a form prescribed by the Company and which will be substantially the same as this Agreement) and Executive (or his estate, if applicable) timely delivers to the Company such second release and does not revoke it, then the Company agrees to provide (and continue to provide) the separation benefits specified in Section 4(a) below to Executive (or his estate, if applicable).

The Parties agree and acknowledge that (A) the separation payments and benefits provided under Section 4(a) are being provided in lieu of all post-employment benefits set forth in the Employment Agreement and any post-employment benefits under any other agreement, and (B) this Agreement as of its effective date hereby supersedes and replaces in their entirety any and all compensation, severance, separation, benefits and/or termination plans, policies, agreements and/or programs between Executive and Company (including, without limitation, the Employment Agreement).

In the event that the Company believes Executive is not in continuing material compliance with the terms of this Agreement, then the Company shall provide Executive with written notice of the same and the Company’s intention to terminate the separation benefits specified in Section 4(a) below within ninety (90) days of the date on which the Chief Executive Officer or the General Counsel of the Company first becomes aware of the initial existence of the condition(s) giving rise to such lack of material compliance. If the Company does not timely provide such notice during the applicable 90 days, then the Company will be deemed to have waived the right to assert any such breach with respect to such condition(s), provided that at least one of such persons with knowledge of the initial existence of the condition(s) remains in service with the Company through the conclusion of the ninety (90) day notice period. Notwithstanding the foregoing, in the event that the actions or inactions giving rise to such lack of material compliance are reasonably capable of being cured, the written notice from the Company shall provide Executive with at least twenty (20) days to cure such noncompliance, prior to the effective date of the termination of separation benefits specified in Section 4(a) below. During such twenty (20) day period, the Company will suspend payment(s) of the separation benefits specified in Section 4(a) below, and if the actions or inactions giving rise to such lack of material compliance are not timely cured, then the Company shall immediately terminate any and all such separation payments and benefits. If Executive cures the circumstances giving rise to such lack of material compliance within such twenty (20) day period, the Company shall remove the suspension and continue to provide the separation payments and benefits specified in Section 4(a) below retroactive to the date of suspension.

4.                                      Payments. Benefits and Taxes.

(a)                                 Separation Benefits.  Subject to the timely satisfaction of all applicable conditions specified in this Agreement, the Company will provide to Executive the separation benefits specified in this Section 4(a) and the Executive acknowledges and agrees that such benefits represent the entirety of post-employment separation benefits to which Executive is eligible to receive:

(i)                                     (I) For the first through sixth months after the Termination Date, cash severance payments in an aggregate amount equal to $312,500 with such amount being paid pursuant to the Company’s normal payroll practices in substantially equal installments over the first six (6) months following the Termination Date; provided, however, that the first such installment of cash severance shall be paid on the Company’s first payroll date that occurs on or after the 55th day following the Termination Date; and provided, further, that such first installment shall be in an amount that also includes the cash severance that would have otherwise been paid to Executive in the prior payroll cycles that occurred after the Termination Date but before the date of the first such payment under this Section 4(a)(i)(I); and (II) for the seventh through eighteenth months after the Termination Date, cash severance payments in an aggregate amount equal to $625,000 with such amount being paid pursuant to the Company’s normal payroll practices in substantially equal installments (all such cash severance amounts under subsections (I) and (II) above, “Cash Severance”).

(ii)                                  The Company will continue to pay the cost (to the same extent that the Company was doing so immediately before the Termination Date) for all group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided by the Company’s group plans immediately before the Termination Date for twelve (12) months after the Termination Date or until Executive becomes eligible for group insurance benefits from another employer, whichever occurs first, provided that Executive timely elects COBRA coverage (“COBRA Benefits”). Executive agrees (i) at any time either before or during the period of time Executive is receiving benefits under this Section 4(a), to inform the Company promptly in writing if Executive becomes eligible to receive group health coverage from another employer; and (ii) that Executive may not increase the number of designated dependents, if any, during this time unless Executive does so at Executive’s own expense. The period of such COBRA Benefits shall be considered part of Executive’s COBRA coverage entitlement period, and may, for tax purposes, be considered income to Executive.

(iii)                               Notwithstanding the Qualifying Termination contemplated herein, Executive shall continue to be eligible for a pro-rated cash “Performance Bonus” for fiscal year 2014 under the Company’s Management Incentive Plan as if the Qualifying Termination had not occurred, all as may be approved by the Compensation Committee of the Board of Directors in

its sole discretion. This Performance Bonus, if any, shall be paid to Executive no later than June 15, 2014 in accordance with the Company’s standard bonus payment practices.

(iv)                              With respect to all equity incentive grants that have been made to Executive under the Company’s 2004 Stock Incentive Plan and 2010 Stock Incentive Plan (collectively, the “Equity Grants”), and subject to the approval of the Compensation Committee of the Board of Directors, (i) each of the Equity Grants shall continue to vest for a period of twelve months following the Termination Date; and (ii) the date by which Executive must exercise any options that constitute Equity Grants shall be extended from 12 months following the Termination Date to 24 months following the Termination Date. In all other respects, the terms and conditions of the Equity Grants shall remain as is and in full force and effect.

(b)                                 Taxes.  Any tax obligations of Executive and tax liability therefore, including without limitation, any penalties or interest based upon such tax obligations, that arise from the benefits and payments made to Executive shall be Executive’s sole responsibility and liability. All payments or benefits made under this Agreement to Executive shall be subject to applicable tax withholding laws and regulations and Executive shall be required to timely and fully satisfy any such withholding as a condition of receipt of any payments or benefits. The terms of Section 12 of the Employment Agreement are also applicable to this Agreement and to all payments and benefits provided hereunder.

(c)                                  WARN Payments.  The separation payments to Executive hereunder shall be considered as including any and all payments by the Company that could or in fact become payable in connection with the Executive’s termination of employment pursuant to any applicable legal requirements, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN” Act), California Labor Code sections 1400-1408, or any other similar foreign, federal or state law.

(d)                                Full Payment.  Except with respect to any Excluded Claims (as defined below), Executive represents and warrants to the Company that, as of the Effective Date, the payments set forth in Section 4(a) herein constitute all payments or obligations owed by the Company to Executive in connection with any severance, retention or a change in control plan or arrangement.

(e)                                  Internal Revenue Code Section Provisions.  The terms of Sections 3(d)(iv) and 13 of the Employment Agreement are also applicable to this Agreement and to all payments and benefits provided hereunder.

5.                                      Executive’s Representations, Warranties and Covenants.

(a)                                 Executive reaffirms and agrees that: (i) he will continue to be bound by, and will continue to comply with, all of the terms and conditions and covenants in Section 7 of the Employment Agreement; and (ii) the Employee Invention Assignment and Confidentiality Agreement, dated May 25, 2010, between the Company and Executive, attached as Exhibit 2, shall continue in full force and effect until the six (6) month anniversary of the Termination Date.

(b)                                 Executive represents and warrants to the Company that, as of the Effective Date, Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Executive from complying with the provisions hereof, and further certifies that Executive will not enter into any such conflicting agreement.

(c)                                  Executive represents and warrants to the Company that, as of the Effective Date, Executive has not filed any claim against the Company or its affiliates and has not assigned to any third party any claims against the Company or its affiliates. Executive also acknowledges that he has no work-related injury, illness, disease or condition, and that he has not been unlawfully denied any family or medical leave or otherwise subjected to unlawful interference in that regard.

(d)                                 Executive acknowledges that Executive has had the opportunity to fully review this Agreement and, if Executive so chooses, to consult with counsel, and is fully aware of Executive’s rights and obligations under this Agreement.

(e)                                  Executive will not at any time during the period of his employment with the Company or at any time thereafter, make (or direct anyone else to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations.

6.                                      Executive’s Release of Claims.  In exchange for the Company’s promises set forth herein, all of which are good and valuable consideration, Executive hereby covenants not to sue and releases and forever discharges the Company, its owners, parents, subsidiaries, attorneys, insurers, agents, employees, stockholders, directors, officers, affiliates, predecessors and successors of and from any and all rights, claims, actions, demands, causes of action, obligations, attorneys’ fees, costs, damages, and liabilities of whatever kind or nature, in law or in equity, that Executive may have (whether known or not known) (collectively, “Claims”), accruing to Executive as of the Effective Date, that Executive has ever had, including but not limited to, Claims based on and/or arising under Title VII of the Civil Rights Act of 1964, as amended, The Americans with Disabilities Act, The Family Medical Leave Act, The Equal Pay Act, The Employee Retirement Income Security Act, The Fair Labor Standards Act, and/or the California Fair Employment and Housing Act; The California Constitution, The California Government Code, The California Labor Code, The Industrial Welfare Commission’s Orders, the Worker Adjustment and Retraining Notification Act, California Labor Code sections 1400-1408, and any and all other Claims Executive may have under any other federal, state or local Constitution, Statute, Ordinance and/or Regulation; and all other Claims arising under common law, including but not limited to, tort, express and/or implied contract and/or quasi-contract, arising out of or, in any way, related to Executive’s previous relationship with the Company as an employee. Furthermore, Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Older Workers Benefit Protection Act and Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that in accordance with ADEA:

(a)                                 Executive should consult with an attorney prior to executing this Agreement;

(b)                                 Executive has at least forty-five (45) days within which to consider this Agreement;

(c)                                  If Executive decides not to use all of the 45-day review period, Executive knowingly and voluntarily waives any claim that he was not given or did not use the full 45-day review period before signing this Agreement;

(d)                                 Modification of this Agreement, whether material or immaterial, shall not restart the running of the 45-day review period;

(e)                                  Executive has up to seven (7) days following the execution of this Agreement by Executive to revoke the Agreement by timely providing written notice of revocation to the Company; and

(f)                                   This Agreement shall not be effective until the revocation period in Section 7(c) has expired without revocation by Executive.

The Company and Executive agree that the release set forth in this Section 7 shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding anything to the contrary herein, the Parties agree that Executive is not waiving any Claims he may have that arise from or are incurred in connection with any of the following matters (collectively, the “Excluded Claims”). (i) the Company’s breach of its obligations under Section 4(a) above; (ii) claims for indemnification under Section 2802 of the California Labor Code, under the Company’s Certificate of Incorporation, Articles of Incorporation or by-laws, pursuant to that certain Indemnification Agreement (as amended from time to time) dated May 25, 2010 and with an effective date of April 10, 2010, and under any insurance policy of the Company or the established policies of the Company or any affiliate thereof expressly providing for such indemnity between Executive and the Company or any affiliate thereof; (iii) claims for any vested benefits under the terms of any of the Company’s pension, profit sharing, health, welfare, stock option, restricted stock, stock incentive, deferred compensation, supplemental compensation and any other welfare, benefit or other plan of the Company; (iv) claims for workers’ compensation benefits; and (v) any transactions or agreements entered into, and any occurrences, acts or omissions occurring, after the Effective Date.

7.                                      Civil Code Section 1542.  Each of Executive and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said Code section, agree to expressly waive any rights Executive may have thereunder (except with respect to Excluded Claims), as well as under any other statute or common law principles of similar effect.

8.                                      Company’s Representations, Warranties and Covenants.

(a)                                 Executive shall be paid his FY2014 bonus, if any, at the same time other Company executives are paid their bonuses, provided that such payment is approved by the Compensation Committee of the Board of Directors in accordance with the Company’s Management Incentive Plan.

(b)                                 For the six (6) month period following the Termination Date, Company shall continue to provide Executive with office space in Company’s Beverly Hills offices, and Executive shall be permitted to keep any computers, cell phones, tablets and other similar items (“Equipment”) previously provided to him by Company. At the conclusion of such six (6) month period, Executive shall have the option to purchase the Equipment from Company.

9.                                      Labor Code Section 206.5.  Executive acknowledges that, as of his execution of this Agreement, other than the amounts that are expressly set forth herein to be paid in accordance with this Agreement and his unpaid salary accrued from the Company’s most recent payroll payment and which will be paid at the next Company payroll payment, he has received timely payment in full for all compensation (of any sort, including, but not limited to, wages, bonuses, incentive compensation, stock options and vacation) earned by him during his employment with the Company, and for all reimbursement of expenses (of any sort) incurred by him during his employment with the Company and for which reimbursement would be required. In light of the payment by the Company of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

10.                               Governing Law.  This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

11.                               Assignment.  This Agreement and all rights under this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective owners, agents, officers, stockholders, employees, directors, attorneys, insurers, subsidiaries, parents, affiliates, successors, personal or legal representatives, executors, administrators, heirs, distributes, devisees, legatees and assigns. This Agreement is personal in nature, and none of the Parties to this Agreement will, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the rights and obligations of the Company under this Agreement may be assigned (without the consent of Executive) to an entity which becomes the successor to the Company as the result of a merger or other corporate reorganization or similar transaction or sale of substantially all the assets to a successor which continues the business of the Company or any other subsidiary of the Company.

12.                               Notices.  The terms of Section 11 of the Employment Agreement are also applicable to this Agreement.

13.                               Integration and Interpretation.  This Agreement, Exhibit 2 and the surviving provisions of the Employment Agreement, represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior agreements whether written or oral including, without limitation, all provisions of the Employment Agreement that are not referenced herein as continuing to be applicable. The terms of this Agreement have been voluntarily agreed to by Executive and Company, and the language used in this Agreement shall be deemed to be the language chosen to express the mutual intent of the Parties. This Agreement shall be construed without regard to any presumption or rule requiring construction against Company or Executive, or in favor of the Party receiving a particular benefit under this Agreement.

14.                               Modification.  This Agreement may only be amended in a writing signed by Executive and an authorized representative of the Company and which expressly references that this Agreement is being amended. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Party against whom enforcement of the change or modification is sought. Failure or delay on the part of either Party hereto to enforce any right, power or privilege hereunder will not be deemed to constitute a waiver thereof. Additionally, a waiver by either Party or a breach of any promise hereof by the other Party will not operate as or be construed to constitute a waiver of any subsequent breach by such other Party.

15.                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.                               No Representations.  Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by any other Party hereto which are not specifically set forth in this Agreement. By entering into this Agreement, the Company is not acknowledging or admitting any fault, wrongdoing, or liability on its part in any way.

17.                               Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.                               Voluntary Execution of Agreement.  Executive acknowledges and agrees that this Agreement is an individually-negotiated Agreement and that he is not being separated as a result of any exit incentive program, plan or practice of the Company. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)                                 They have read this Agreement;

(b)                                 They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                                  They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)                                 They are fully aware of the legal and binding effect of this Agreement.

19.                               Execution in Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which when together shall be deemed to constitute the executed original, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of the undersigned.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates shown below.

JOSEPH PEIXOTO		REALD INC.

By:	/s/ Joseph Peixoto	By:	/s/ Michael V. Lewis
Michael V. Lewis
Chief Executive Officer

Date:	October 21, 2013	Date:	October 22, 2013